Exhibit 99.1
Xos, Inc. Reports Record-Breaking 2024 with Growing Unit Deliveries and Highest-Ever Gross Profit

Achieved $3.3 million of net cash provided by operating activities, and our first quarter of positive Free Cash Flow of $3.3 million

Achieved positive gross margins of approximately 7% and approximately 18% non-GAAP gross margins, for the full year 2024

Exceeded 25% revenue growth year-over-year from 2023 to 2024

LOS ANGELES, CA – March 28, 2025 – Xos, Inc. (NASDAQ: XOS) (“Xos” or the “Company”), a leading electric truck manufacturer and fleet services provider, today reported financial results for the fourth quarter and year ended December 31, 2024.
Fourth Quarter and Full Year 2024 Highlights:
●2024 revenue increased to $56.0 million, up from $44.5 million in 2023
●Delivered 297 units, up from 283 units in 2023
●Improved GAAP gross margins from a negative 2.9% in 2023 to positive 7.1% in 2024 and non-GAAP gross margins (adjusted for physical inventory write-offs and reserves) from negative 5.2% in 2023 to positive 18% in 2024.
●Reduced operating expenses by $13.8 million, or 21.7%, compared to 2023
●Received our largest customer order in 2025 for 193 units from UPS which is expected to be delivered in 2025
●Launched next-generation Xos Hub, and received our largest hub order for 19 units sold to Caltrans.

Dakota Semler, Chief Executive Officer of Xos, commented, "2024 was a breakout year for Xos. We delivered our most profitable year ever, expanded our customer base, and continued to innovate across multiple fronts. We’re thrilled about our progress with Blue Bird, where we’ve built an incredible all-electric powertrain for both their school bus and commercial chassis platforms. We also launched and delivered our first Winnebago units into a mobile medical fleet, an important step into specialized vehicle markets. We’re especially proud to now be a primary electric vehicle vendor for last-mile delivery fleets at UPS and FedEx Ground. And the new generation of our Xos Hub is already seeing adoption by utility and public sector leaders, including ABM, FP&L, Xcel, and Caltrans, helping them deploy electric vehicles faster and more reliably than ever before."

Fourth Quarter and Full Year 2024 Financial Highlights

	Quarters ended		Years ended
(in millions)	31 Dec 2024	30 Sep 2024	31 Dec 2024	31 Dec 2023
Revenues	$11.5	$15.8	$56.0	$44.5
Gross (loss) profit	($3.7)	$2.9	$4.0	$(1.3)
Non-GAAP gross profit (loss)(1)	$2.7	$3.7	$10.0	$(2.3)
Net loss	$(19.0)	$(10.5)	$(50.2)	$(75.8)
Loss from operations	$(14.6)	$(9.7)	$(45.9)	$(65.0)
Non-GAAP operating loss(1)	$(6.4)	$(6.6)	$(32.1)	$(58.1)
Inventories	$36.6	$42.4	$36.6	$37.8
Cash and cash equivalents and restricted cash(2)	$11.0	$9.2	$11.0	$11.6
____________________________
(1) For further information about how we calculate Non-GAAP gross profit (loss) and Non-GAAP operating loss, see below for the reconciliations of GAAP to non-GAAP financial measures provided in the tables included in this release.
(2) Includes cash and cash equivalents and restricted cash. Xos had no restricted cash at December 31, 2024 and 2023.
2025 Outlook:
Xos’s outlook for 2025 is as follows:

Revenue	$50.2 to $65.8 million
Non-GAAP operating loss	$17.2 to $14.0 million
Unit Deliveries (1)	320 to 420 units
____________________________
(1) Unit deliveries forecast includes stepvans and our powertrain and Xos Hub products.
Liana Pogosyan, Acting Chief Financial Officer of Xos, added, “This year, we continued to increase our revenues, delivered the first full year GAAP positive gross margins and reduced total operating expenses. This quarter, we also achieved significant net cash provided by operating activities and our first ever positive Free Cash Flow.”
The outlook provided above is based on management beliefs and expectations as of the date of this press release. The results are based on assumptions that are believed to be reasonable as of this date, but may be materially affected by many factors, as discussed below in our “Cautionary Statement Regarding Forward-Looking Statements” disclaimer. Actual results may vary from the outlook above and the variations may be material. The Company undertakes no intent or obligation to publicly update or revise any of these projections, whether as a result of new information, future events or otherwise, except as required by law.
Conference Call and Webcast Details
Date / Time:        Friday, March 28, 2025, at 4:30 p.m. EDT / 1:30 p.m. PDT
Webcast:        https://viavid.webcasts.com/starthere.jsp?ei=1709599&tp_key=0358d3de2e
U.S. Toll-Free Dial In:    1-833-816-1411
International Dial In:    1-412-317-0507
Conference ID:        9502065

To access the call, please dial in approximately ten minutes before the start of the call.

For those unable to participate in the live call, an audio replay will be available following the call through midnight Friday, March 28, 2025. To access the replay, please call 1-844-512-2921 or 1-412-317-6671 (International) and enter access code 10197245. A replay of the webcast will also be archived shortly after the call and can be accessed on the Company's website.
About Xos, Inc.
Xos is a leading technology company, electric truck manufacturer, and fleet services provider for battery-electric fleets. Xos vehicles and fleet management software are purpose-built for medium- and heavy-duty commercial vehicles that travel on last-mile, back-to-base routes. The company leverages its proprietary technologies to provide commercial fleets with battery-electric vehicles that are easier to maintain and more cost-efficient on a total cost of ownership (TCO) basis than their internal combustion engine counterparts. For more information, please visit www.xostrucks.com.
Non-GAAP Financial Measures
The financial information in this press release has been presented in accordance with United States generally accepted accounting principles (“GAAP”) as well as on a non-GAAP basis to supplement Xos's condensed consolidated financial results. Xos's non-GAAP financial measures include operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit (loss), which are defined below.

“Operating cash flow less CapEx (Free Cash Flow)” is defined as net cash provided by (used in) operating activities minus purchases of property and equipment.

“Non-GAAP operating loss” is defined as loss from operations adjusted for stock-based compensation, inventory write-downs and physical inventory and other adjustments.

“Non-GAAP gross profit (loss)” is defined as gross profit (loss) minus inventory write-downs and physical inventory and other adjustments.

Xos believes that the use of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit (loss) reflects additional means of evaluating Xos's ongoing operating results and trends. The presentation of these measures should not be construed as an inference that Xos's future results will be unaffected by unusual or non-recurring items. It is important to note Xos's computation of operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit (loss) may not be comparable to other similarly titled measures computed by other companies, because not all companies may calculate operating cash flow less CapEx (Free Cash Flow), non-GAAP operating loss and non-GAAP gross profit (loss) in the same fashion. Non-GAAP information is not prepared under a comprehensive set of accounting rules and therefore, should only be read in conjunction with financial information reported under GAAP when understanding Xos's operating performance. A reconciliation between historical GAAP and non-GAAP financial information is provided in this press release.
Cautionary Statement Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding projected financial and performance information for 2024 and 2025; expectations and timing related to product deliveries and customer demand; sufficiency of existing cash reserves; customer acquisition and order metrics; ability to access additional capital and Xos’s long-term strategy and future growth. These forward-looking statements may be identified by the words “anticipate,” “believe,” “continue,” “likely,” “plan,” “possible,” “project,” “potential,” “predict,” “seem,” “seek,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “target,” “opportunity,” “may,” “might,” “could,” “should,” “will,” “would,” and similar expressions and any other statements that predict or indicate future events or trends or that are not statements of historical matters, although not all forward-looking statements contain such identifying words. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: (i) Xos’s liquidity and access to capital when needed, including its ability to service its indebtedness; (ii) Xos’s ability to implement business plans, forecasts, and other expectations, and identify and realize additional opportunities, (iii) cost increases and delays in production due to supply chain shortages in the components needed for the production of Xos's vehicle chassis and battery system, (iv) Xos's ability to meet production milestones and fulfill backlog orders, (v) changes in the industries in which Xos operates, (vi) variations in operating performance across competitors, (vii) changes in laws and regulations affecting Xos's business, (viii) Xos's ability to implement its business plan or meet or exceed its financial projections, (ix) Xos's limited operating history, (x) Xos's ability to retain key personnel and hire additional personnel, particularly in light of current and potential labor shortages, (xi) the risk of downturns and a changing regulatory landscape in the highly competitive electric vehicle industry, (xii) macroeconomic and political conditions, and (xiii) the outcome of any legal proceedings that may be instituted against Xos. All forward-looking statements included in this press release are expressly qualified in their entirety by, and you should carefully consider, the foregoing factors and the other risks and uncertainties described under the heading “Risk Factors” included in Xos's Annual Report on Form 10-K for the year ended December 31, 2023 filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 29, 2024, Xos's Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 filed with the SEC on November 14, 2024, and Xos's other filings with the SEC, copies of which may be obtained by visiting Xos's Investors Relations website at https://www.xostrucks.com/investor-overview or the SEC's website at www.sec.gov. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and Xos assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. Xos does not give any assurance that it will achieve its expectations.
Contacts
Xos Investor Relations
investors@xostrucks.com
Xos Media Relations
press@xostrucks.com

Xos, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Unaudited

(in thousands, except par value)	December 31, 2024	December 31, 2023
Assets
Cash and cash equivalents	$10,996	$11,640
Accounts receivable, net	26,870	15,142
Inventories	36,567	37,843
Prepaid expenses and other current assets	7,868	7,070
Total current assets	82,301	71,695
Property and equipment, net	6,111	14,660
Operating lease right-of-use assets, net	3,193	4,991
Other non-current assets	6,728	2,338
Total assets	$98,333	$93,684

Liabilities and Stockholders’ Equity
Accounts payable	$8,931	$2,756
Convertible debt, current	19,970	—
Other current liabilities	17,768	16,817
Total current liabilities	46,669	19,573
Convertible debt, non-current	—	19,920
Earn-out shares liability	—	39
Common stock warrant liability	121	395
Other non-current liabilities	17,933	8,561
Total liabilities	64,723	48,488

Stockholders’ Equity
Common Stock $0.0001 par value, authorized 1,000,000 shares, 8,046 and 5,941 shares issued and outstanding at December 31, 2024 and 2023, respectively	1	1
Preferred Stock $0.0001 par value, authorized 10,000 shares, 0 shares issued and outstanding at December 31, 2024 and 2023	—	—
Additional paid-in capital	237,029	198,456
Accumulated deficit	(203,420)	(153,261)
Total stockholders’ equity	33,610	45,196
Total liabilities and stockholders’ equity	$98,333	$93,684

Xos, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Comprehensive Loss
Unaudited

	Three Months Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2024	2023	2024	2023
Revenues	$11,474	$18,376	$55,961	$44,523
Cost of goods sold	15,191	17,049	51,966	45,813
Gross profit (loss)	(3,717)	1,327	3,965	(1,290)

Operating expenses
General and administrative	8,051	7,737	35,083	37,698
Research and development	1,936	4,143	10,627	19,589
Sales and marketing	868	1,275	4,129	6,388
Total operating expenses	10,855	13,155	49,839	63,675

Loss from operations	(14,572)	(11,828)	(45,874)	(64,965)

Other expense, net	(4,812)	(2,207)	(4,561)	(12,047)
Change in fair value of derivative instruments	421	146	274	671
Change in fair value of earn-out shares liability	6	76	39	519
Loss before provision for income taxes	(18,957)	(13,813)	(50,122)	(75,822)
Provision for income taxes	24	14	37	21
Net loss	$(18,981)	$(13,827)	$(50,159)	$(75,843)

Other comprehensive income (loss)
Marketable debt securities, available-for-sale Change in net unrealized gain, net of tax of $0, for the three and twelve months ended December 31, 2024 and 2023	—	—	—	739
Total comprehensive loss	$(18,981)	$(13,827)	$(50,159)	$(75,104)

Net loss per share (1)
Basic	$(2.36)	$(2.33)	$(6.69)	$(13.11)
Diluted	$(2.36)	$(2.33)	$(6.69)	$(13.11)
Weighted average shares outstanding (1)
Basic	8,034	5,933	7,500	5,787
Diluted	8,034	5,933	7,500	5,787

(1) Shares have been retrospectively adjusted for the 1-for-30 reverse stock split that occurred on December 6, 2023.

Reconciliation of Operating Cash Flow less CapEx (Free Cash Flow), Non-GAAP Operating Loss and Non-GAAP Gross Profit (Loss):
Operating Cash Flow less CapEx (Free Cash Flow):

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
(in thousands)	2024	2023	2024	2023	2024
Net cash provided by (used in) operating activities	$3,298	$(631)	$(48,795)	$(39,286)	$(11,517)
Purchase of property and equipment	—	(221)	(304)	(1,385)	(148)
Free-Cash Flow	$3,298	$(852)	$(49,099)	$(40,671)	$(11,665)
Non-GAAP Operating Loss:

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
(in thousands)	2024	2023	2024	2023	2024
Loss from operations	$(14,572)	$(11,828)	$(45,874)	$(64,965)	$(9,691)
Stock-based compensation	1,823	1,598	7,710	7,906	2,247
Inventory reserves	3,752	(721)	2,940	(1,876)	424
Physical inventory and other adjustments	2,632	25	3,141	864	377
Non-GAAP Operating Loss	$(6,365)	$(10,926)	$(32,083)	$(58,071)	$(6,643)

Non-GAAP Gross Profit (Loss):

	Three Months Ended December 31,		Twelve Months Ended December 31,		Three Months Ended September 30,
(in thousands)	2024	2023	2024	2023	2024
Gross profit (loss)	$(3,717)	$1,327	$3,965	$(1,290)	$2,864
Inventory reserves	3,752	(721)	2,940	(1,876)	424
Physical inventory and other adjustments	2,632	25	3,141	864	377
Non-GAAP Gross Profit (Loss)	$2,667	$631	$10,046	$(2,302)	$3,665